Exhibit 99.1

August 3, 2022

SiteOne Landscape Supply Announces Second Quarter 2022 Earnings

Second Quarter 2022 Highlights (Compared to Second Quarter 2021):

•	Net sales increased 12% to $1.22 billion
•	Organic Daily Sales increased 8%
•	Gross profit increased 19% to $461.1 million; gross margin increased 210 basis points to 37.9%
•	SG&A as a percentage of Net sales increased 160 basis points to 22.4%
•	Net income increased 14% to $140.7 million
•	Adjusted EBITDA increased 16% to $222.0 million
•	Adjusted EBITDA margin increased 60 basis points to 18.2%
•	Closed six acquisitions: BellStone Masonry, Preferred Seed, Across the Pond, Yard Works, Prescott Dirt, and A&A Stepping Stone

Post-Quarter Highlights

•	Closed one acquisition: River Valley Horticultural
•	Increased size of ABL facility to $600 million from $375 million; extended maturity to July 2027

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended July 3, 2022 (“Second Quarter 2022”).

“Our momentum for the year continued into the second quarter despite challenging weather in April and May and very tough comparable volume growth in the second quarter of 2021. Against these headwinds, we were pleased to achieve double-digit Net sales and Adjusted EBITDA growth supported by ongoing price realization, execution of our commercial and operational initiatives, and acquisition performance,” said Doug Black, SiteOne’s Chairman and CEO. “Our teams are executing well, and we continue to improve our capabilities through our strategic initiatives. Additionally, we have seen an acceleration in our acquisition activity with eight new companies joining SiteOne year-to-date. These high-performing companies add terrific talent to our team while increasing our ability to provide a full line of products in their respective markets. While the near-term economic environment remains uncertain, we remain confident that through continued execution of our strategy we will be able to achieve solid performance and growth in 2022 and beyond.”

Second Quarter 2022 Results

Net sales for the Second Quarter 2022 increased to $1.22 billion, or 12%, compared to $1.08 billion for the prior-year period. Organic Daily Sales increased 8% compared to the prior-year period primarily driven by ongoing price inflation in response to rising costs, partially offset by dampened volume resulting from higher prices, moderating economic conditions, and unfavorable weather in Northern markets. Acquisitions contributed $44.9 million, or 4%, to Net sales growth for the quarter.

Gross profit increased 19% to $461.1 million for the Second Quarter 2022 compared to $388.2 million for the prior-year period. Gross margin increased by 210 basis points to 37.9% for the Second Quarter 2022. Gross margin during the quarter was positively impacted by supply chain initiatives, price realization, and contributions from acquisitions.

Selling, general and administrative expenses (“SG&A”) for the Second Quarter 2022 increased to $272.8 million from $225.8 million for the prior-year period. SG&A as a percentage of Net sales increased 160 basis points to 22.4% due to increased operating expenses supporting our growth, cost inflation, and the impact of acquisitions.

Net income for the Second Quarter 2022 increased 14% to $140.7 million compared to $123.5 million for the prior-year period. Net income was driven by higher Net sales and gross margin improvement.

Adjusted EBITDA increased 16% to $222.0 million for the Second Quarter 2022, compared to $190.6 million for the prior-year period. Adjusted EBITDA margin improved 60 basis points to 18.2%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of July 3, 2022, was $436.3 million compared to $257.2 million as of July 4, 2021. Net debt to Adjusted EBITDA for the last twelve months was 0.9 times compared to 0.7 times at the same time last year.

Outlook

“The underlying trends continue to be reasonable across end markets, and we expect Organic Daily Sales growth to be in the high single digits for the full year,” Doug Black continued. “We expect prices to contribute less to Organic Daily Sales growth in the second half of 2022 and volume to be improved versus the first half of the year. Taken all together and including our acquisitions completed year-to-date, we are raising our adjusted EBITDA guidance for the full year 2022.”

For Fiscal 2022, we are raising our Adjusted EBITDA guidance range to $440 million to $460 million, which represents 6% to 11% growth over our exceptional Fiscal 2021 result. This compares to our prior guidance range of $430 million to $450 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2022 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, August 3, 2022, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (844) 825-9789 (domestic) or (412) 317-5180 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 10169385. The replay will be available until 11:59 p.m. (ET) on August 17, 2022.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2022 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; economic downturn or recession; general economic and financial conditions; demand for our products; seasonality of our business; climate change-related events, weather conditions, seasonality, and availability of water to end-users; inflation and increased operating costs; the potential negative impact of the ongoing COVID-19 pandemic (which, among other things, may exacerbate each of the forward-looking statements discussed here); public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; cybersecurity incidents involving our systems or third party systems, including the July 2020 ransomware attack; prices for the products we purchase may fluctuate; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force (including headwinds due to COVID-19) and ongoing labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; credit sale risks; performance of individual branches; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, public health emergencies, violence, uncertain political conditions and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine; risks related to our current indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets, and other non-cash items, financing fees, other fees, and expenses related to acquisitions and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

Assets	July 3, 2022	January 2, 2022
Current assets:
Cash and cash equivalents	$50.1	$53.7
Accounts receivable, net of allowance for doubtful accounts of $15.9 and $13.5, respectively	527.1	393.8
Inventory, net	864.9	636.6
Income tax receivable	—	3.3
Prepaid expenses and other current assets	56.4	41.4
Total current assets	1,498.5	1,128.8

Property and equipment, net	170.0	151.5
Operating lease right-of-use assets, net	302.7	298.5
Goodwill	360.9	311.1
Intangible assets, net	248.1	213.9
Deferred tax assets	2.4	3.2
Other assets	11.7	9.1
Total assets	$2,594.3	$2,116.1

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$342.4	$254.5
Current portion of finance leases	11.9	11.0
Current portion of operating leases	65.0	62.1
Accrued compensation	63.9	99.3
Long-term debt, current portion	4.0	4.0
Income tax payable	35.0	—
Accrued liabilities	91.2	82.0
Total current liabilities	613.4	512.9

Other long-term liabilities	11.1	10.6
Finance leases, less current portion	34.7	34.4
Operating leases, less current portion	246.2	244.2
Deferred tax liabilities	9.5	5.1
Long-term debt, less current portion	435.8	251.2
Total liabilities	1,350.7	1,058.4

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,031,637 and 44,788,385 shares issued, and 45,010,726 and 44,767,474 shares outstanding at July 3, 2022 and January 2, 2022, respectively	0.5	0.4
Additional paid-in capital	567.2	562.0
Retained earnings	670.5	497.5
Accumulated other comprehensive income (loss)	5.4	(2.2)
Total stockholders' equity	1,243.6	1,057.7
Total liabilities and stockholders' equity	$2,594.3	$2,116.1

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net sales	$1,216.6	$1,083.9	$2,021.9	$1,734.1
Cost of goods sold	755.5	695.7	1,291.6	1,144.4
Gross profit	461.1	388.2	730.3	589.7

Selling, general and administrative expenses	272.7	225.8	503.2	418.1
Other income	1.7	2.2	4.2	3.4
Operating income	190.1	164.6	231.3	175.0

Interest and other non-operating expenses, net	4.6	4.3	8.9	9.8
Income before taxes	185.5	160.3	222.4	165.2
Income tax expense	44.8	36.8	49.4	34.3
Net income	$140.7	$123.5	$173.0	$130.9

Net income per common share:
Basic	$3.12	$2.77	$3.85	$2.95
Diluted	$3.07	$2.70	$3.78	$2.86
Weighted average number of common shares outstanding:
Basic	45,034,633	44,508,725	44,985,199	44,444,950
Diluted	45,779,173	45,789,261	45,814,054	45,720,629

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	July 3, 2022	July 4, 2021
Cash Flows from Operating Activities:
Net income	$173.0	$130.9
Adjustments to reconcile Net income to net cash (used in) provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	21.1	16.9
Stock-based compensation	9.5	7.7
Amortization of software and intangible assets	23.7	22.8
Amortization of debt related costs	0.6	0.7
Loss on extinguishment of debt	—	0.8
Gain on sale of equipment	(0.3)	(0.1)
Other	0.6	(1.0)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(122.5)	(117.3)
Inventory	(215.2)	(145.6)
Income tax receivable	3.3	6.8
Prepaid expenses and other assets	(9.1)	(4.1)
Accounts payable	80.8	134.8
Income tax payable	34.6	28.8
Accrued expenses and other liabilities	(23.7)	10.1
Net Cash (Used In) Provided By Operating Activities	$(23.6)	$92.2

Cash Flows from Investing Activities:
Purchases of property and equipment	(16.6)	(16.6)
Purchases of intangible assets	(7.2)	(3.7)
Acquisitions, net of cash acquired	(122.0)	(63.0)
Proceeds from the sale of property and equipment	1.1	1.3
Net Cash Used In Investing Activities	$(144.7)	$(82.0)

Cash Flows from Financing Activities:
Equity proceeds from common stock	2.3	4.7
Borrowings under term loan	—	325.0
Repayments under term loan	(1.3)	(269.8)
Borrowings on asset-based credit facility	319.8	161.9
Repayments on asset-based credit facility	(133.8)	(161.9)
Payments of debt issuance costs	—	(2.4)
Payments on finance lease obligations	(5.8)	(5.0)
Payments of acquisition related contingent obligations	(8.9)	(6.8)
Other financing activities	(7.4)	(3.8)
Net Cash Provided By Financing Activities	$164.9	$41.9

Effect of exchange rate on cash	(0.2)	0.5
Net change In cash	(3.6)	52.6

Cash and cash equivalents:
Beginning	53.7	55.2
Ending	$50.1	$107.8

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$6.8	$9.1
Cash paid during the year for income taxes	$13.7	$1.0

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income:

	2022		2021				2020
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Reported Net income	$140.7	$32.3	$27.5	$80.0	$123.5	$7.4	$11.5	$48.2
Income tax (benefit) expense	44.8	4.6	2.7	19.1	36.8	(2.5)	1.6	13.8
Interest expense, net	4.6	4.3	5.1	4.3	4.3	5.5	9.1	6.6
Depreciation and amortization	23.1	21.7	22.3	21.0	20.3	19.4	18.2	16.3
EBITDA	213.2	62.9	57.6	124.4	184.9	29.8	40.4	84.9
Stock-based compensation(a)	5.8	3.7	3.1	3.5	4.6	3.1	2.7	2.6
(Gain) loss on sale of assets(b)	(0.2)	(0.1)	0.2	(0.2)	(0.2)	0.1	(0.2)	(0.4)
Financing fees(c)	0.2	—	—	—	—	0.7	—	—
Acquisitions and other adjustments(d)	3.0	1.3	0.9	0.5	1.3	0.8	1.0	0.7
Adjusted EBITDA(e)	$222.0	$67.8	$61.8	$128.2	$190.6	$34.5	$43.9	$87.8

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2022		2021
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Reported Net sales	$1,216.6	$805.3	$1,083.9	$650.2
Organic Sales(a)	1,145.5	760.1	1,057.7	648.4
Acquisition contribution(b)	71.1	45.2	26.2	1.8
Selling Days	64	65	64	65
Organic Daily Sales	$17.9	$11.7	$16.5	$10.0

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2021 and 2022.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2022 Fiscal Year. Includes Net sales from branches acquired in 2021 and 2022.